FORM 51-102F3
MATERIAL CHANGE REPORT

Item 1.	Name and Address of Company

AnorMED Inc. (the “Company”)
Suite 200, 20353 — 64th Avenue
Langley, British Columbia V2Y 1N5

Item 2.	Date of Material Change

September 18, 2006

Item 3.	News Release

On September 19, 2006, the Company issued a press release relating to the material change. The press release was disseminated via Canada NewsWire.

Item 4.	Summary of Material Change

On September 18, 2006, the Company entered into an agreement to amend its license agreement with Poniard Pharmaceuticals Inc. (“Poniard”) in respect of the Company’s proprietary anti-cancer drug picoplatin (NX473) (the “License Agreement”) whereby, among other things, the Company will receive US$10 million in cash from Poniard in consideration for amending the License Agreement to expand the licensed territories to worldwide, forego future development milestones and reduce royalty payments.

Item 5.	Full Description of Material Change

On September 18, 2006, the Company entered into an agreement to amend its license agreement with Poniard Pharmaceuticals Inc. (“Poniard”) in respect of the Company’s proprietary anti-cancer drug picoplatin (NX473) (the “License Agreement”).

Under the terms of the original agreement from 2004, the Company granted Poniard exclusive global rights, excluding Japan, to develop, manufacture and commercialize picoplatin. The Company received a one-time initial license fee payment of US$1 million cash and US$1 million in Poniard common stock. In addition, the Company was eligible to receive additional milestone payments totalling up to US$13 million, payable in cash or a combination of cash and Poniard common stock, and royalty payments of up to 15% of product sales and a share of sublicensing revenue, assuming the future approval for marketing by regulatory authorities.

Under the terms of the new amendment, the Company will receive a cash payment of US$5 million by October 16, 2006 and an additional cash payment of US$5 million by March 31, 2007. The amendment expands Poniard’s licensed rights to picoplatin to include Japan. Certain commercialization milestone payments were eliminated while the Company retains rights to a total of US$5 million in commercialization milestone payments, payable in cash, if certain sales targets are achieved. The royalty rate on product sales that the Company is eligible to receive has been reduced, while the scope of sales that are subject to the royalty has been expanded to include sales by Poniard’s sublicensees. The previous royalty stream for sublicensing revenue has been reduced and restricted to the first year after this amendment.

Item 6.	Reliance on subsection 7.1(2) or (3) of National Instrument 51-102

Not applicable.

Item 7.	Omitted Information

No significant facts remain confidential and no information has been omitted in this report.

Item 8.	Executive Officer

	Name of Executive Officer:	W.J. (Bill) Adams
Chief Financial Officer, Vice President, Finance,
Secretary and Treasurer

	Telephone Number:	604-530-1057

Item 9.	Date of Report

September 28, 2006

ANORMED INC.

“W.J. Adams”

Signature

W.J. (Bill) Adams,
Chief Financial Officer, Vice President, Finance,
Secretary and Treasurer

Name and Position of Signatory
On September 5, 2006, AnorMED filed with the United States and Canadian securities regulatory authorities a Directors’ Circular and Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 in which AnorMED’s Board of Directors recommended that shareholders reject the September 1, 2006 unsolicited offer from Dematal Corp., a wholly-owned subsidiary of Genzyme Corporation. The Directors’ Circular describes the reasons for the Board’s recommendation that shareholders reject the Genzyme Offer. Investors and shareholders are strongly advised to read the Directors’ Circular and Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9, as well as any amendments and supplements to those documents, because they contain important information. Investors and shareholders may obtain a copy of the Directors’ Circular at www.sedar.com and the Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 from the SEC website at www.sec.gov. Free copies of these documents can also be obtained by directing a request to AnorMED’s Secretary at Suite 200 -20353 64th Avenue, Langley, British Columbia, Canada V2Y 1N5; telephone (604) 530-1057. Other reports filed by or furnished by AnorMED to the SEC and applicable securities commission in Canada may also be obtained free of charge at www.sec.gov, www.sedar.com or from AnorMED’s Secretary. More information about AnorMED is available online at www.anormed.com. YOU SHOULD READ THE DIRECTORS’ CIRCULAR OR TENDER OFFER SOLICITATION/RECOMMENDATION STATEMENT CAREFULLY BEFORE MAKING A DECISION CONCERNING THE GENZYME OFFER.